For more information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
For Immediate Release
Brady Corporation reports sales and earnings for fiscal 2008 first quarter
MILWAUKEE (November 20, 2007)—Brady Corporation (NYSE:BRC) reports record sales and earnings for its fiscal 2008 first quarter ended October 31, 2007.
     Sales for the quarter rose 14.4 percent to $380.1 million compared to $332.3 million in the first quarter of fiscal 2007. Sales growth was comprised of 1.7 percent organic growth, 7.5 percent from acquisitions and 5.2 percent from currency exchange. By segment, sales were up 27.2 percent in Brady Americas, 8.3 percent in Direct Marketing & People Identification Americas, 17.9 percent in Europe, and 3.7 percent in Asia/Pacific.
     Net income increased 5.6 percent in the fiscal 2008 first quarter to $36.4 million compared to $34.4 million in the same quarter last year. Earnings per diluted Class A Common share were $0.66 in the first quarter of fiscal 2008, up 4.8 percent compared to $0.63 per diluted share in the prior year’s quarter.
     “We are encouraged that the significant global cost-reduction activities taken in fiscal 2007 are now showing positive results. In addition, we have strengthened our position with the major players in the mobile-handset market as well as in the smaller hard-disk-drive and consumer-electronics markets,” said Frank M. Jaehnert, Brady’s president and chief executive officer. “While we are pleased with our first quarter results, we are cautious about the economy going forward. We also announced the acquisition of Transposafe last week with annual sales of $26 million.
     “Our guidance remains unchanged for the year, with sales from $1.430 to $1.460 billion, and net income and diluted earnings per share at between $129 and $135 million, and $2.31 and $2.42, respectively.”
     “Beginning with this quarter, we are changing our segment reporting from three to four segments to better reflect our current operational structure in the Americas by splitting results into Brady Americas and Direct Marketing & People Identification Americas. Reporting for Europe and Asia Pacific remains unchanged,” said David Mathieson, Brady’s senior vice president and chief financial officer.
     A web cast regarding fiscal 2008 first quarter results will be available at www.investor.bradycorp.com.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion.
Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com, which includes an on-line version of the 2007 Annual Report to Shareholders.
Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2007. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.
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Information by regional segment for the three months ended October 31, 2007 and 2006 is as follows:

		Direct
		Marketing &				Corporate
		People ID				and
(in thousands)	Brady Americas	Americas	Europe	Asia	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
October 31, 2007	$105,235	$69,540	$108,914	$96,445	$380,134	—	$380,134
October 31, 2006	82,759	64,184	92,365	92,951	332,259	—	332,259

SALES GROWTH INFORMATION
Three months ended October 31, 2007:
Base	8.2%	2.4%	0.3%	-3.3%	1.7%	—	1.7%
Currency	1.8%	1.2%	9.6%	6.7%	5.2%	—	5.2%
Acquisitions	17.2%	4.7%	8.0%	0.3%	7.5%	—	7.5%

Total	27.2%	8.3%	17.9%	3.7%	14.4%	—	14.4%

SEGMENT PROFIT (LOSS)
Three months ended:
October 31, 2007	$24,459	$19,648	$29,900	$19,390	$93,397	($2,237)	$91,160
October 31, 2006	20,715	16,803	23,005	22,137	82,660	(2,810)	79,850
Percentage increase (decrease)	18.1%	16.9%	30.0%	-12.4%	13.0%	-20.4%	14.2%

NET INCOME RECONCILIATION (in thousands)

	Three months ended:
	October 31,	October 31,
	2007	2006
Total profit for reportable segments	$93,397	$82,660
Corporate and eliminations	(2,237)	(2,810)
Unallocated amounts:
Administrative costs	(32,822)	(27,909)
Investment and other income	118	638
Interest expense	(6,720)	(4,735)
Income before income taxes	51,736	47,844
Income taxes	(15,366)	(13,396)

Net income	$36,370	$34,448

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended October 31,		Percentage
	2007	2006	Change
Net sales	$380,134	$332,259	14.4%
Cost of products sold	192,467	168,131	14.5%

Gross margin	187,667	164,128	14.3%

Operating expenses:
Research and development	8,978	8,532	5.2%
Selling, general and administrative	120,351	103,655	16.1%

Total operating expenses	129,329	112,187	15.3%

Operating income	58,338	51,941	12.3%

Other income and (expense):
Investment and other income	118	638	-81.5%
Interest expense	(6,720)	(4,735)	41.9%

Income before income taxes	51,736	47,844	8.1%

Income taxes	15,366	13,396	14.7%

Net income	$36,370	$34,448	5.6%

Per Class A Nonvoting Common Share:
Basic net income	$0.67	$0.64	4.7%
Diluted net income	$0.66	$0.63	4.8%
Dividends	$0.15	$0.14	7.1%

Per Class B Voting Common Share:
Basic net income	$0.65	$0.63	3.2%
Diluted net income	$0.64	$0.62	3.2%
Dividends	$0.13	$0.12	8.3%

Weighted average common shares outstanding (in thousands):
Basic	54,350	53,734
Diluted	55,121	54,605

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	October 31, 2007	July 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$170,599	$142,846
Short term investments	16,490	19,200
Accounts receivable, less allowance for losses ($9,583 and $9,109, respectively)	256,558	239,569
Inventories:
Finished products	78,793	80,486
Work-in-process	22,710	21,309
Raw materials and supplies	39,853	37,983

Total inventories	141,356	139,778
Prepaid expenses and other current assets	44,289	42,020

Total current assets	629,292	583,413

Other assets:
Goodwill	753,908	737,450
Other intangible assets, net	146,439	149,761
Deferred income taxes	30,379	32,508
Other	23,156	21,111

Total other assets	953,882	940,830

Property, plant and equipment:
Cost:
Land	6,388	6,332
Buildings and improvements	92,735	90,688
Machinery and equipment	254,703	248,356
Construction in progress	18,585	18,107

	372,411	363,483
Less accumulated depreciation	197,073	188,869

Net property, plant and equipment	175,338	174,614

Total	$1,758,512	$1,698,857

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$97,171	$91,596
Wages and amounts withheld from employees	55,073	73,622
Taxes, other than income taxes	9,592	8,461
Accrued income taxes	18,513	24,677
Other current liabilities	62,156	60,254
Short-term borrowings and current maturities on long-term debt	21,440	21,444

Total current liabilities	263,945	280,054

Long-term obligations, less current maturities	478,573	478,575

Other liabilities	62,850	49,216

Total liabilities	805,368	807,845

Stockholders’ investment:
Common stock:

Class A Nonvoting common stock — Issued and outstanding 50,847,654 and	508	506
50,586,524 shares, respectively

Class B Voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	276,304	266,203
Earnings retained in the business	567,605	540,238
Accumulated other comprehensive income	108,050	83,376
Other	642	654

Total stockholders’ investment	953,144	891,012

Total	$1,758,512	$1,698,857

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended
	October 31
	2007	2006
Operating activities:
Net income	$36,370	$34,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,168	12,927
Deferred income taxes	(666)	(542)
Loss on disposal of property, plant & equipment	712	204
Non-cash portion of stock-based compensation expense	3,257	1,559
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(10,880)	(21,119)
Inventories	1,337	(6,539)
Prepaid expenses and other assets	(4,417)	(4,818)
Accounts payable and accrued liabilities	(13,278)	(9,638)
Income taxes	6,086	4,437
Other liabilities	1,201	1,443

Net cash provided by operating activities	33,890	12,362

Investing activities:
Acquisition of businesses, net of cash acquired	—	(45,173)
Payments of contingent consideration	(1,200)	(7,500)
Purchases of short-term investments	(5,150)	—
Sales of short-term investments	7,860	11,500
Purchases of property, plant and equipment	(7,395)	(14,420)
Other	(1,375)	(663)

Net cash used in investing activities	(7,260)	(56,256)

Financing activities:
Payment of dividends	(8,100)	(7,463)
Proceeds from issuance of common stock	4,134	531
Principal payments on debt	(5)	(23,226)
Proceeds from issuance of debt	—	48,220
Income tax benefit from the exercise of stock options and deferred compensation distributions	2,712	162

Net cash (used in) provided by financing activities	(1,259)	18,224
Effect of exchange rate changes on cash	2,382	171

Net increase (decrease) in cash and cash equivalents	27,753	(25,499)
Cash and cash equivalents, beginning of period	142,846	113,008

Cash and cash equivalents, end of period	170,599	87,509

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$9,298	$5,368
Income taxes, net of refunds	3,275	9,393
Acquisitions:
Fair value of asset acquired, net of cash	$—	$27,589
Liabilities assumed	—	(6,610)
Goodwill	—	24,194

Net cash paid for acquisitions	$—	$45,173

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$34,448				$34,448
Interest expense	4,735				4,735
Income taxes	13,396				13,396
Depreciation and amortization	12,927				12,927

EBITDA (non-GAAP measure)	$65,506	$—	$—	$—	$65,506

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$36,370				$36,370
Interest expense	6,720				6,720
Income taxes	15,366				15,366
Depreciation and amortization	14,168				14,168

EBITDA (non-GAAP measure)	$72,624	$—	$—	$—	$72,624

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.